Exhibit 5.1

Wyrick Robbins Yate & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607-7506

February 23, 2024

Citius Pharmaceuticals, Inc.

11 Commerce Drive, First Floor

Cranford, New Jersey 07016

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 filed on or about the date hereof by Citius Pharmaceuticals, Inc., a Nevada corporation (the “Registrant”), with the Securities and Exchange Commission (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 72,432 shares of the Registrant’s common stock, par value $0.001 per share (the “Shares”). We understand that the Shares are to be issued pursuant to the Leonard-Meron Biosciences, Inc. 2013 Stock Plan (the “LMB Plan”). The Registrant assumed the LMB Plan upon the acquisition of Leonard-Meron Biosciences, Inc. by the Registrant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof. As your legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, in connection with the sale of the Shares pursuant to the LMB Plan.

It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, the Shares when issued in the manner referred to in the Registration Statement and in accordance with the LMB Plan, will be validly issued, fully paid and nonassessable.

This opinion is intended for use in connection with sale of the Shares in accordance with the LMB Plan and is not to be relied upon for any other purpose. Our opinion set forth above is limited to the laws of the State of Nevada, including the statutory provisions and reported judicial decisions interpreting those laws and we do not express any opinion herein concerning any other laws.

This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto. In giving this consent, we do not hereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder by the Commission.

Sincerely,

/s/ WYRICK ROBBINS YATES & PONTON LLP